SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.

                                    FORM 8-K

                 CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                          Date of Report: March 5, 2001


                             MEDICAL DYNAMICS, INC.
              ----------------------------------------------------
             (Exact name of Registrant as specified in its charter)

                         Commission file number: 0-8632

          Colorado                                             84-0631765
 ------------------------------                               ------------
(State or other jurisdiction of                              (IRS Employer
 incorporation or organization)                           Identification Number)


                            400 Inverness Drive South
                               Englewood, Colorado                 80112
                      --------------------------------------      --------
                     (Address of principal executive offices)    (Zip Code)


               Registrant's telephone number, including area code:
                                 (303) 486-5818

                  99 Inverness Drive East, Englewood, CO 80112
                  --------------------------------------------
                  former name or former address, if applicable



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Item 5.  Other Events.

     Medical Dynamics, Inc. (OTCBB - MEDY), a nationwide provider of dental practice management software and integrated technology solutions, today announced it has executed an extension to the amended and restated merger agreement with InfoCure Corporation (Nasdaq-VWKS) by which InfoCure had agreed to acquire all outstanding Medical Dynamics common stock in exchange for InfoCure common and preferred stock (now a combination of InfoCure common stock and common and preferred stock of PracticeWorks, Inc. as described below). The merger agreement between InfoCure and Medical Dynamics originally entered into on December 21, 1999 and subsequently amended on April 10 and June 21, 2000, and then amended and restated on October 11, 2000. The amended and restated merger agreement was further amended on October 30, 2000 and December 19, 2000. As extended, the merger is expected to occur before May 31, 2001.

     InfoCure spun off its interest in its PracticeWorks subsidiary (AMEX - PRW) to the InfoCure shareholders as of 11:59 pm on March 5, 2001. An aggregate of approximately 8.7 million shares of PracticeWorks common stock, representing 100% of the issued and outstanding PracticeWorks common stock, were issued to the InfoCure shareholders in the distribution. Each InfoCure stockholder received 1/4 of a share of PracticeWorks common stock for each share of InfoCure's common stock held on February 21, 2001.

     As a result of the completion of the PracticeWorks spin-off, PracticeWorks has become obligated under the merger agreement to acquire Medical Dynamics. As a result, if the shareholders approve the transaction Medical Dynamics will merge with a wholly-owned subsidiary of PracticeWorks and, upon completion of the merger, will become a wholly-owned subsidiary of PracticeWorks.

     Upon completion of the merger, one current share of Medical Dynamics common stock will convert to

          o    0.017183 shares of PracticeWorks common stock
          o    .06873 shares of InfoCure common stock and
          o .07558 shares of a series of PracticeWorks 6% preferred stock which will have a liquidation preference of $5.44 per share.

     The shares of PracticeWorks preferred stock will be represented by depository receipts equal to 1/10th share of preferred stock or greater. The shares of PracticeWorks preferred stock to be issued in the spin-off will be convertible into 1.5% of PracticeWorks common stock outstanding on a fully-diluted basis immediately after that spin-off occurs. Persons holding 100 or fewer shares of Medical Dynamics common stock will receive cash at the rate of $.75 per share. Persons holding options and warrants to acquire Medical Dynamics common stock prior to the merger will be entitled to receive options to acquire PracticeWorks common stock. The merger is subject to approval by Medical Dynamics shareholders at a meeting which Medical Dynamics expects to hold on or

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before May 31, 2001, pursuant to a proxy statement. The proxy statement will be included as part of a Form S-4 registration statement to be filed by PracticeWorks.

     InfoCure has loaned to Medical Dynamics a total of $1,650,000. This loan is due on December 31, 2001 if the merger does not occur. InfoCure has assigned this loan and all loan documents to PracticeWorks. Medical Dynamics has used the proceeds of this loan for working capital. Dr. and Mrs. Adair (principal shareholders and directors of Medical Dynamics) and Daniel Richmond and Chae Kim (directors of Medical Dynamics and Computer Age Dentist) agreed to continue to subordinate their remaining debt (totaling approximately $350,000) and their security interest in Medical Dynamics's assets and the assets of Computer Age Dentist to the repayment of the amounts due to PracticeWorks.

     InfoCure is a leading national provider of information management technology and services targeted to healthcare practices that operate in a variety of specialties, including anesthesiology, dermatology, emergency medicine, pathology, podiatry, radiology and enterprise-wide medical entities. The company's wide-range of technological solutions automate the administrative, financial and clinical information management functions for doctors and other healthcare providers. InfoCure provides its customers with ongoing software services, training and electronic data interchange (EDI) services. Visit InfoCure at www.infocure.com .

     PracticeWorks, Inc. is an information management technology provider for dentists, orthodontists and oral and maxillofacial surgeons. PracticeWorks' product offerings include practice management applications, business-to-business e-commerce services, electronic data interchange (EDI) services, and ongoing maintenance, support and training related to all products. Visit PracticeWorks at www.practiceworks.com .

     Certain statements contained in this report may be forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks including, but not limited to, future economic conditions, competitive products and pricing, new product development, the delivery of products under existing contracts and other factors.

Item 7.   Financial Statements and Exhibits

          (a) Not applicable.

          (b) Not applicable.

          (c) Exhibits

          1. Extension Agreement dated March 5, 2001
          2. Collateral Assignment of Loan Documents and Security Agreement


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            MEDICAL DYNAMICS, INC.

March 12, 2001                              By:  /s/  Van A. Horsley
                                               --------------------------------
                                                      Van A. Horsley, President